Exhibit A

SECRETARY'S CERTIFICATE

I, Meredyth A. Whitford-Schultz, Esq., Assistant Secretary of Touchstone Funds Group Trust, Touchstone Strategic Trust, Touchstone Variable Series Trust and Touchstone Institutional Funds Trust (each a “Trust” and together the “Trusts”), hereby certifies that the following resolutions have been adopted by the Board of Trustees of the Trusts, at a meeting duly called and held on February 16, 2017:

“RESOLVED, that the amount, type, form, and coverage of the joint fidelity bond issued by St. Paul Fire & Marine Insurance Company, as described at this Meeting (the “Fidelity Bond”), with respect to each of, Touchstone Funds Group Trust, Touchstone Strategic Trust, Touchstone Variable Series Trust and Touchstone Institutional Funds Trust (each, a Trust, and collectively, the “Trusts”) is reasonable and that the Fidelity Bond is approved; and

FURTHER RESOLVED, that the portion of the premium for the Fidelity Bond to be paid by each series of each Trust is approved as presented at this Meeting, taking into consideration, among other things, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the Fidelity Bond, the amount of the premium for the Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each series is less than the premium the series would have paid if the series had provided and maintained a single insured bond; and it is

FURTHER RESOLVED, that the Secretary or any Assistant Secretary of the Trusts be, and hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1 under the Investment Company Act of 1940, as amended; and it is

FURTHER RESOLVED, that the officers of the Trusts are authorized to take any and all other actions required to effect these resolutions.”

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 7th day of April 2017.

/s/ Meredyth A. Whitford-Schultz
Meredyth A. Whitford-Schultz, Esq.
Assistant Secretary of the Trusts